Exhibit 99.1

Golden Entertainment Announces Fourth Quarter and Full Year 2015 Results

– Reports Full Year Combined Adjusted EBITDA up 11.1% –

– Completes Acquisition to Enter the Montana Distributed Gaming Market –

LAS VEGAS – March 9, 2016 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2015.

Key Highlights and Recent Developments

●

On July 31, 2015, Sartini Gaming, Inc. (“Sartini Gaming”) merged with a subsidiary of Lakes Entertainment (the “Merger”) and the Company was subsequently renamed Golden Entertainment. Fourth quarter of 2015 marked the first full quarter of inclusion in the Company’s results of the distributed gaming and casino businesses of Sartini Gaming.

●	Net revenues for the three months ended December 31, 2015 were $86.4 million, compared to $12.8 million in the prior year quarter, with the increase due primarily to the Merger.
●	Adjusted EBITDA for the three months ended December 31, 2015 was $9.4 million, compared to $0.2 million in the prior year quarter, with the increase due primarily to the Merger.
●

For the quarter ended December 31, 2015, net income was $23.4 million, or $1.06 per diluted share, compared to a net loss of $(0.1) million, or less than $(0.01) per diluted share, in the prior year quarter.

●

In December 2015, the Company completed the sale of a subordinated promissory note from the Jamul Indian Village (“Jamul Note”) for $24.0 million in cash, and the Company’s fourth quarter net income included a $23.6 million gain on recovery of impaired notes receivable resulting from the sale.

●

In January 2016, the Company completed the acquisition of approximately 1,000 gaming devices from a distributed gaming operator in the state of Montana, as well as certain non-gaming assets and the right to operate within certain locations, for total consideration of approximately $20.1 million.

●

Announced planned openings of six new taverns in 2016 in the Las Vegas Valley, including a new Sierra Gold, the Company’s flagship tavern brand, and the successful opening of a new brewery concept, PT’s Brewing Company, which opened on February 10, 2016.

“We ended 2015 with strong quarterly results that reveal the initial benefits of the Merger. In addition, we are now operational in Montana as a result of closing our distributed gaming acquisition during the month of January,” said Blake L. Sartini, Chief Executive Officer of Golden Entertainment. “Going forward into 2016, we continue to focus on our unique growth opportunities, while enhancing productivity within each of our business segments.”

Combined Results for the Three and Twelve Months Ended December 31, 2015

Given the Merger, the following illustrates for each segment the net revenues and Adjusted EBITDA for the three months ended December 31, 2015 and the unaudited combined net revenues and combined Adjusted EBITDA for the Company and Sartini Gaming on a combined basis for the twelve months ended December 31, 2015 and the three and twelve months ended December 28, 2014, presented as if the Merger had occurred on the first day of each period presented. These unaudited combined financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have resulted had the Merger occurred on the first day of the periods presented, or of the future results of the Company. The unaudited combined results do not reflect any operating efficiencies and associated cost savings that may be achieved as a result of the Merger.

Unaudited Results and Unaudited Combined Results(1)(2)

(In thousands)

	Three Months Ended(3)			Twelve Months Ended(4)
	December 31,	December 28,	%	December 31,	December 28,	%
	2015	2014	Change	2015	2014	Change

Distributed Gaming	$63,277	$60,721	4.2%	$249,287	$239,973	3.9%
Casinos	23,108	23,024	0.4%	95,777	95,503	0.3%
Corporate and other	50	46	8.7%	373	155	140.6%
Combined Net Revenues	$86,435	$83,791	3.2%	$345,437	$335,631	2.9%

Distributed Gaming	$8,971	$8,115	10.5%	$36,710	$33,421	9.8%
Casinos	4,787	4,806	-0.4%	20,044	19,987	0.3%
Corporate and other	(4,333)	(4,143)	4.6%	(16,337)	(17,034)	-4.1%
Combined Adjusted EBITDA	$9,425	$8,778	7.4%	$40,417	$36,374	11.1%

(1)

Combined Net Revenues and combined Adjusted EBITDA reflect the operations of Sartini Gaming for periods prior to the Merger combined with the operations of the Company. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentations; however, we have included the combined results because we believe they provide a meaningful comparison for the periods presented.

(2)

The Company’s Distributed Gaming segment involves the installation and operation of gaming devices in certain strategic, high-traffic, non-casino locations (such as grocery stores, convenience stores, restaurants, bars and taverns), and the operation of traditional, branded taverns targeting local patrons, primarily in Clark County, Nevada. The Company’s Casinos segment consists of the Rocky Gap Casino Resort in Flintstone, Maryland and three casinos in Pahrump, Nevada.

(3)

The unaudited combined financial information for the three months ended December 28, 2014 is derived from the Company’s unaudited consolidated statement of operations for such period and Sartini Gaming’s unaudited consolidated statement of operations for the three months ended December 31, 2014.

(4)

The unaudited combined financial information for the years ended December 31, 2015 and December 28, 2014 is derived from the Company’s audited consolidated statements of operations for such periods and Sartini Gaming’s audited consolidated statement of operations for the year ended December 31, 2014 and unaudited consolidated statement of operations for the seven months ended July 31, 2015.

Results for the Three Months Ended December 31, 2015

Net revenues for the three months ended December 31, 2015 were $86.4 million, an increase of 574% compared to the prior year period, due primarily to the Merger. Adjusted EBITDA for the current year quarter was $9.4 million, compared to $0.2 million in the prior year quarter, with the increase being due primarily to the Merger.

For the quarter ended December 31, 2015, net income was $23.4 million, or $1.06 per diluted share, compared to a net loss of $(0.1) million, or less than $0.01 per diluted share in the prior year quarter. The current year quarter results included the results of operations of Sartini Gaming for the full quarter. During the current year quarter, the Company incurred approximately $0.9 million in Merger expenses and recognized a gain on recovery of impaired notes receivable of approximately $23.6 million. The results for the prior year quarter included approximately $0.5 million in Merger expenses and a gain on sale of cost method investment of $1.4 million.

Results for the Twelve Months Ended December 31, 2015

Net revenues for the twelve months ended December 31, 2015 were $177.0 million, an increase of 221% from the prior year period, due primarily to the Merger. Adjusted EBITDA for the current year period was $18.3 million, compared to $1.4 million in the prior year period, with the increase being due primarily to the Merger.

For the twelve months ended December 31, 2015, net income was $24.5 million, or $1.43 per diluted share, compared to a net loss of $(24.8) million, or $(1.86) per diluted share, in the prior year period. The Company has reported the operating results of Sartini Gaming in the consolidated statements of operations for the period from August 1, 2015 through December 31, 2015. During the current year period, the Company incurred approximately $11.5 million in Merger expenses, recognized a gain on recovery of impaired notes receivable of approximately $23.6 million, and had an income tax benefit of $10.0 million. The results for the prior year period included approximately $0.5 million in Merger expenses and were impacted by impairments and other losses of $21.0 million related to an investment in Rock Ohio Ventures, a $2.5 million charge related to an arbitration award and a $2.4 million gain on sale of a cost method investment.

Balance Sheet, Liquidity and Capital Expenditures

As of December 31, 2015, the Company had cash and cash equivalents of $69.2 million, which included approximately $23.6 million in net proceeds related to the sale of the Jamul Note. Pursuant to the terms of the merger agreement relating to the Merger and subject to applicable law, the proceeds received from the sale of the Jamul Note, net of related costs, will be distributed in a cash dividend to the Company’s shareholders that hold shares as of the record date for such dividend (other than shareholders that have waived their right to receive such dividend). Under the terms of the merger agreement for the Merger, Sartini Gaming’s former sole shareholder, for itself and any related party transferees of its shares (which total approximately 8.0 million shares in the aggregate), waived their right to receive such dividend with respect to their shares, except for a potential tax distribution, if any, unless their shares are sold to an unaffiliated third party prior to the record date for any such dividend. Also in connection with the Merger, holders of an additional approximately 0.5 million shares waived their right to receive such dividend, unless such shares are sold to an unaffiliated third party prior to the record date for any such dividend. The Company anticipates that the net proceeds received from the sale of the Jamul Note will be distributed to shareholders during the summer of 2016. The record date for such dividend will follow the Board of Directors’ declaration of any such dividend and will be announced at such time.

As of December 31, 2015, total debt outstanding of $148.6 million included a $118.5 million senior secured term loan and $25.0 million drawn under the Company’s $40.0 million senior secured revolving credit facility. The Company’s senior secured term loan and revolving credit facilities mature in July 2020. As of December 31, 2015, the weighted average effective interest rate on outstanding borrowings under these credit facilities was approximately 3.2%. In December 2015, the Company entered into agreements to acquire approximately 1,000 gaming devices from a distributed gaming operator in the state of Montana, as well as certain non-gaming assets and the right to operate within certain locations, for total consideration of approximately $20.1 million, including the issuance of 50,252 shares of the Company’s common stock. The Company is required to pay $2.0 million of the total purchase price in cash in four quarterly installments beginning in September 2017, subject to certain potential adjustments. The transaction closed on January 29, 2016 and the Company funded the cash portion of the purchase price paid at closing using excess cash and $15.0 million in borrowings under the Company’s senior secured revolving credit facility.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 5:00 p.m. Eastern Time on March 9, 2016, to discuss fourth quarter 2015 results. The number to call is 1-888-378-0320 (domestic) or 1-719-457-2085 (international). A live webcast will be available in the Investors section of the Company’s website (www.goldenent.com). A replay of the conference call will be available through March 16, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 9357450.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “seek,” “should,” “think,” “will,” “would” and similar expressions. In addition, forward-looking statements include statements regarding the Company’s strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions, anticipated future growth and trends in the Company’s business or key markets, projections of future financial condition, operating results, income, capital expenditures, costs or other financial items, anticipated regulatory and legislative changes, the Company’s ability to utilize the net operating loss carryforwards (“NOLs”) to offset future taxable income, the timing and amount of distributions to the Company’s shareholders of the net proceeds from the sale of the Jamul Note, as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the Merger and the acquisition of distributed gaming assets in Montana, and integration risks relating to such transactions, changes in national, regional and local economic and market conditions, legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations), increases in gaming taxes and fees in the jurisdictions in which the Company operates, litigation, increased competition, the Company’s ability to renew its distributed gaming contracts, reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer), the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities, terrorist incidents, natural disasters, severe weather conditions, the effects of environmental and structural building conditions, the effects of disruptions to the Company’s information technology and other systems and infrastructure, the occurrence of an “ownership change” as defined in Section 382 of the Internal Revenue Code, and factors affecting the gaming, entertainment and hospitality industries generally. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does. A reconciliation of net income (loss) to Adjusted EBITDA and Combined Adjusted EBITDA is provided in the financial information tables below. Additionally, a reconciliation of net revenues to Combined Net Revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, merger expenses, share-based compensation expenses, impairments and other gains and losses. “Adjusted EBITDA” for a particular segment is Adjusted EBITDA before corporate overhead, which is not allocated to each segment.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations. Golden Entertainment operates approximately 10,300 gaming devices and more than 30 table games in Nevada, Maryland and Montana. The Company owns four casino properties, nearly 50 taverns and operates approximately 770 distributed gaming locations in Nevada, Maryland and Montana. Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position, and proven management capabilities across its two divisions. For more information, visit www.goldenent.com.

Investor Relations contact:        ICR

Jacques Cornet

702.891.4264

ir@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 28,	December 31,	December 28,
	2015	2014	2015	2014
Revenues
Gaming	$73,701	$9,998	$148,447	$43,458
Food and beverage	13,264	1,497	25,584	6,157
Rooms	1,804	1,405	6,814	6,289
Other operating	2,018	539	5,079	2,452
Gross revenues	90,787	13,439	185,924	58,356
Less: Promotional allowances	(4,352)	(614)	(8,882)	(3,184)
Net revenues	86,435	12,825	177,042	55,172
Expenses
Gaming	49,984	5,823	98,268	25,031
Food and beverage	10,230	1,182	19,373	4,771
Rooms	325	185	968	694
Other operating	705	288	2,260	1,419
Selling, general and administrative	16,166	5,166	38,708	22,084
Merger expenses	934	482	11,525	482
Recovery of impairment on notes receivable	(23,590)	—	(23,590)	—
Gain on sale of cost method investment	—	(1,391)	(750)	(2,391)
Charges related to arbitration award	—	—	—	2,530
Impairments and other losses	—	—	682	20,997
Other, net	302	(2)	437	(7)
Depreciation and amortization	3,939	900	10,798	3,513
Total expenses	58,995	12,633	158,679	79,123
Income (loss) from operations	27,440	192	18,363	(23,951)
Other income (expense)
Interest income	1	41	82	151
Interest expense	(1,306)	(286)	(2,810)	(1,209)
Loss on extinguishment of debt	—	—	(1,174)	—
Other, net	4	(5)	90	164
Total other expense	(1,301)	(250)	(3,812)	(894)
Income (loss) before income tax benefit (provision)	26,139	(58)	14,551	(24,845)
Income tax benefit (provision)	(2,733)	—	9,969	—
Net income (loss)	23,406	(58)	24,520	(24,845)
Other comprehensive income (loss)	—	(20)	22	(22)
Comprehensive income (loss)	$23,406	$(78)	$24,542	$(24,867)

Weighted-average common shares outstanding
Basic	21,790	13,389	16,878	13,379
Dilutive impact of stock options	281	—	225	—
Diluted	22,071	13,389	17,103	13,379
Net income (loss) per share
Basic	$1.07	$–	$1.45	$(1.86)
Diluted	$1.06	$–	$1.43	$(1.86)

Golden Entertainment, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 28,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$69,177	$35,416
Short-term investments	—	46,638
Accounts receivable, net of allowance for doubtful accounts of $0.4 million as of December 31, 2015	3,033	622
Income taxes receivable	2,078	—
Prepaid expenses	6,803	760
Other	2,553	425
Total current assets	83,644	83,861

Property and equipment	128,127	41,433
Accumulated depreciation	(13,818)	(8,694)
Property and equipment, net	114,309	32,739

Other assets
Goodwill	96,288	—
Customer relationships, net	57,456	—
Other intangible assets, net	23,368	2,279
Land held for sale	960	—
Land held for development	—	960
Income taxes receivable	—	2,155
Other	2,759	35
Total other assets	180,831	5,429
Total assets	$378,784	$122,029
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt, net of discount	$9,180	$1,368
Accounts payable	8,237	482
Accrued taxes, other than income taxes	831	439
Accrued payroll and related	3,494	1,573
Deposits	128	131
Other accrued expenses	3,476	1,479
Total current liabilities	25,346	5,472

Long-term debt, net of current portion and discount	139,455	8,941
Debt issuance costs, net	(2,537)	—
Deferred taxes	4,471	—
Other long-term obligations	1,564	—
Total liabilities	168,299	14,413
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 21,868 and 13,389 common shares issued and outstanding as of December 31, 2015 and December 28, 2014, respectively	353	268
Additional paid-in capital	283,857	205,615
Accumulated deficit	(73,725)	(98,245)
Accumulated other comprehensive loss	—	(22)
Total shareholders' equity	210,485	107,616
Total liabilities and shareholders' equity	$378,784	$122,029

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 28,	December 31,	December 28,
	2015	2014	2015	2014

Adjusted EBITDA	$9,425	$241	$18,274	$1,443
Impairments and other losses	—	—	(682)	(20,997)
Recovery of impairment on notes receivable	23,590	—	23,590	—
Gain on sale of cost method investment	—	1,391	750	2,391
Charges related to arbitration award	—	—	—	(2,530)
Share-based compensation	(400)	(60)	(809)	(270)
Merger expenses	(934)	(482)	(11,525)	(482)
Depreciation and amortization	(3,939)	(900)	(10,798)	(3,513)
Other, net	(302)	2	(437)	7
Income (loss) from operations	27,440	192	18,363	(23,951)
Other income (expense)
Interest income	1	41	82	151
Interest expense	(1,306)	(286)	(2,810)	(1,209)
Other, net	4	(5)	(1,084)	164
Total other expense, net	(1,301)	(250)	(3,812)	(894)

Income (loss) before income tax benefit (provision)	26,139	(58)	14,551	(24,845)
Income tax benefit (provision)	(2,733)	—	9,969	—
Net income (loss)	$23,406	$(58)	$24,520	$(24,845)

Sartini Gaming, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited and in thousands)

	Three Months Ended	Seven Months Ended	Year Ended
	December 31,	July 31,	December 31,
	2014	2015	2014

Adjusted EBITDA	$8,537	$22,143	$34,931
Preopening expenses	(187)	(565)	(1,659)
Debt restructuring expense	—	(2,408)	—
Merger expenses	(15)	(1,372)	(15)
Depreciation and amortization	(3,192)	(8,272)	(14,180)
Other, net	100	(2,093)	(339)
Income (loss) from operations	5,243	7,433	18,738
Other income (expense)
Interest expense, net	(5,783)	(12,795)	(21,940)
Loss on warrant	(6,063)	—	(6,063)
Total other expense, net	(11,846)	(12,795)	(28,003)

Loss before income tax benefit	(6,603)	(5,362)	(9,265)
Income tax benefit	—	—	—
Net loss	$(6,603)	$(5,362)	$(9,265)

Golden Entertainment, Inc.

Reconciliation of Net Revenues to Combined Net Revenues

(Unaudited and in thousands)

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	December 28,	December 31,	December 28,
	2014	2014	2014

Distributed Gaming	$—	$60,721	$60,721
Casinos	12,781	10,243	23,024
Corporate and other	44	2	46
Net Revenues	$12,825	$70,966	$83,791

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Year Ended	Seven Months Ended	Year Ended
	December 31,	July 31,	December 31,
	2015	2015	2015

Distributed Gaming	$103,610	$145,677	$249,287
Casinos	73,245	22,532	95,777
Corporate and other	187	186	373
Net Revenues	$177,042	$168,395	$345,437

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Year Ended	Year Ended	Year Ended
	December 28,	December 31,	December 28,
	2014	2014	2014

Distributed Gaming	$—	$239,973	$239,973
Casinos	55,021	40,482	95,503
Corporate and other	151	4	155
Net Revenues	$55,172	$280,459	$335,631

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Combined Adjusted EBITDA

(Unaudited and in thousands)

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	Three Months Ended	Three Months Ended
	December 28,	December 31,	December 28,
	2014	2014	2014

Distributed Gaming	$—	$8,115	$8,115
Casinos	1,654	3,152	4,806
Corporate and other	(1,413)	(2,730)	(4,143)
Adjusted EBITDA	$241	$8,537	$8,778

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Year Ended	Seven Months Ended	Year Ended
	December 31,	July 31,	December 31,
	2015	2015	2015

Distributed Gaming	$14,254	$22,456	$36,710
Casinos	14,390	5,654	20,044
Corporate and other	(10,370)	(5,967)	(16,337)
Adjusted EBITDA	$18,274	$22,143	$40,417

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Year Ended	Year Ended	Year Ended
	December 28,	December 31,	December 28,
	2014	2014	2014

Distributed Gaming	$—	$33,421	$33,421
Casinos	8,086	11,901	19,987
Corporate and other	(6,643)	(10,391)	(17,034)
Adjusted EBITDA	$1,443	$34,931	$36,374